SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                              MATRIX BANCORP, INC.
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value
                         (Title of Class of Securities)

                                   576819 10 6
                                 (CUSIP Number)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

CUSIP No.  576819     10     6

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  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (entities only)

       D. Mark Spencer

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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
       (SEE INSTRUCTIONS)                                       (b)  [ ]
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  3    SEC USE ONLY

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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

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                   5  SOLE VOTING POWER

 NUMBER OF SHARES     1,147,876                                 17.2%
   BENEFICIALLY
  OWNED BY EACH
 REPORTING PERSON
       WITH
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                   6  SHARED VOTING POWER


                      0                                           0%

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                   7  SOLE DISPOSITIVE POWER


                      1,147,876                                 17.2%

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--------------------------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER


                      0                                           0%

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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,147,876                                17.2%

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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)

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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                                 17.2%

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  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                  IN

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                                Page 2 of 5 pages


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Item 1(a).  Name of Issuer:

Matrix Bancorp, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

1380 Lawrence Street, Suite 1400
Denver, Colorado 80204

Item 2(a).  Name of Person Filing:
----------------------------------
D. Mark Spencer

Item 2(b).  Address of Principal Business Office or, if None, Residence:
-----------------------------------------------------------------------

1380 Lawrence Street, Suite 1400
Denver, Colorado 80204

Item 2(c).  Citizenship:
--------------------------
United States

Item 2(d).  Title of Class of Securities:
-------------------------------------------
Common Stock, $.0001 par value per share

Item 2(e).  CUSIP Number:
-------------------------
57689    10    6

Item 3.
-------
Not Applicable.

Item 4.     Ownership:
------------------------
The following information relates to the reporting person's ownership of Common Stock, $.0001 par value, of the issuer as of December 31, 2000. As of that date, the reporting person did not have the right to acquire beneficial ownership of any additional shares of such Common Stock within the meaning of Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

   (a)      Amount Beneficially Owned:
            -------------------------
         1,147,876

                                Page 3 of 5 pages

   (b)      Percent of Class:
            ----------------
            17.2%

   (c)      Number of Shares as to which such person has:

            (i)      sole power to vote or to direct the vote:

                           1,147,876

            (ii)     shared power to vote or to direct the vote:

                           0

            (iii) sole power to dispose or to direct the disposition of:

                           1,147,876

            (iv)  shared power to dispose or to direct the disposition of:

                           0

Item 5.     Ownership of Five Percent or Less of a Class:
--------------------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
---------------------------------------------------------------------------

Not Applicable.

Item 7.     Identification   and  Classification  of  the  Subsidiary  Which
------------------------------------------------------------------------------
            Acquired the Security Being Reported on By the Parent Holding
            Company:
            ------------------------------------------------------------------

Not Applicable.

Item 8.     Identification and Classification of Members of the Group:
---------------------------------------------------------------------

Not Applicable.

Item 9.     Notice of Dissolution of Group:
-------------------------------------------
Not Applicable.

Item 10. Certification:
----------------------

Not Applicable.

                                Page 4 of 5 pages

                        SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:      February 14, 2001




/s/  D. Mark Spencer
   D. Mark Spencer

                                Page 5 of 5 pages